Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of May 2, 2016

by and among

Atlantic Alliance Partnership Corp.,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK,
as Administrative Agent

EXECUTION VERSION

i

EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

Schedules

Schedule I	-	Term Loan Commitment Amounts
Schedule 4.1	-	State of Organization
Schedule 4.15(a)	-	Ownership of Property
Schedule 5.6	-	Chief Executive Offices
Schedule 7.1	-	Existing Indebtedness

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Security Agreement
Exhibit C	-	Form of Security Agreement Supplement
Exhibit D	-	Form of Term Loan Note
Exhibit 2.2(b)	-	Form of Notice of Borrowing
Exhibit 2.4	-	Form of Notice of Continuation/Conversion
Exhibit 5.1(d)	-	Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2016, by and among Atlantic Alliance Partnership Corp., a business company organized under the laws of the British Virgin Islands (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make Term Loans in an aggregate principal amount equal to $24,500,000; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Term Loan Commitments as defined herein, are willing severally to make the Term Loans to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable TLA Credit Agreement Amendment” shall mean an amendment to the TLA Credit Agreement in form and substance reasonably satisfactory to the Borrower that (i) provides for a delayed draw facility subject to the same conditions set forth in Section 3.2 hereof, (ii) has maturity and other terms (other than pricing) not materially less favorable (taken as a whole) than those applicable to the “Term Loans” under the TLA Credit Agreement and (iii) is not subject to any closing or other fees greater than those applicable to the Term Loans hereunder.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with the terms of this Agreement.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Term Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Term Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Term Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to all Term Loans outstanding on any date, 2.75% per annum on Base Rate Loans and 3.75% per annum with respect to Eurodollar Loans.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, 0.75% per annum.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Audit Committee Approved Affiliate Fees and Expenses” shall mean management, consulting or transaction fees paid to members of the Sponsor Group or their affiliates and approved by the audit committee of the board of directors of the Borrower.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean the highest of: (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lend-ingrate. Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Base Rate Loan” shall mean a Term Loan to the extent it is accruing interest at the Base Rate.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of Term Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (i) all expenditures for property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Equivalents” shall mean: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of 12 months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000, or any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”); (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper or variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within twelve (12) months from the date of acquisition; (d) repurchase obligations of any Lender, Approved Bank or recognized securities dealer having capital and surplus in excess of $500,000,000, having a term of not more than ninety (90) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any Approved Bank; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; or (i) any other short-term liquid investments approved by the Administrative Agent.

“CFC” shall mean (a) a controlled foreign corporation (as that term is defined in Section 957 of the Internal Revenue Code) and (b) any subsidiary that is disregarded as a separate entity for the U.S. Federal income tax purposes that holds a direct interest in one or more CFC’s.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Sponsor Group of more of than 35% of the outstanding shares of the voting stock of Borrower, (iii) at any time after the Closing Date, Borrower ceases to own, directly or indirectly, all of the outstanding Capital Stock of the Target or (iv) at any time after the Closing Date, there shall be a “Change in Control” as defined in the TLA Credit Agreement.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office, or for purposes of Section 2.14(b), by the parent corporation of such Lender, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date that the Term Loan is funded pursuant to Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all real and personal property and other assets of the Loan Parties, now owned or hereafter acquired, upon which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are created or purported to be created pursuant to and in accordance with the terms of any Security Document.

“Completion Date” means the date on which the Borrower acquires (conditional only upon payment of consideration) all of the issued and outstanding Capital Stock of the Target pursuant to a Scheme.

“Compliance Certificate” shall mean a certificate from a Responsible Officer of the Borrower in the form of, and containing, the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is contractually bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.9(b).

“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Borrower that: (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Term Loan (a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or has defaulted on its funding obligations under any other loan agreement, credit agreement or similar or other financing agreement unless such Lender’s failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied and such Lender has notified the Administrative Agent in writing of the same, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender., or (v) such Lender is subject to a Bail-In Action. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Disbursement Account” shall mean the bank account held by the Borrower at Deutsche Bank Trust Company Americas with bank account name: ATLANTIC ALLIANCE PARTNERSHIP CORP., bank account number: 42958698 and ABA#: 021001033, or such other account held by the Borrower at a depository bank located in the United States of America, details of which are notified by the Borrower to the Administrative Agent in writing at least 2 Business Days before the Closing Date.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrower or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or its ERISA Affiliates or on behalf of beneficiaries of such participants.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean with respect to either of the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 400 1(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loan” shall mean Term Loans to the extent accruing interest based on LIBOR.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in ARTICLE VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” shall have the meaning provided in the Security Agreement.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) net income (however denominated), franchise taxes and branch profit taxes, in each case, imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any, Loan Document), (b) any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), and (c) any Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of the Agreement Date, between the Borrower and SunTrust Bank.

“Fiscal Quarter” shall mean any fiscal quarter (including the fiscal quarter at the fiscal year end) of the Loan Parties.

“Fiscal Year” shall mean any fiscal year of the Loan Parties.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“IFRS” shall mean International Financial Reporting Standards, as adopted by the European Union.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(2), trade payables overdue by more than 90 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of: (A) the unpaid amount of such Indebtedness and (B) fair market value of such property at the time of determination, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Installment Date” each March 31, June 30, September 30 and December 31 of each year during which this Agreement is in effect.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond the Maturity Date.

“Investments” shall have the meaning as set forth in Section 7.6.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or its Parent Company by a Governmental Authority.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Administrative Agent that displays the ICE Benchmark Administration Limited Interest Settlement Rates for deposits in Dollars as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the first day of the Interest Period, or if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying ICE Benchmark Administration Limited Interest Settlement Rates for Dollars as the Administrative Agent, in its discretion, shall select; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York, New York time) for delivery on the first day of such Interest Period and for the number of days comprised therein; provided, further, that if any such rate is less than zero, such rate shall be deemed to be zero.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference or priority having the practical effect of a security interest or any other security agreement or preferential arrangement having the practical effect of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Term Loan Notes (if any), the Fee Letter, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation and any and all other Security Documents executed pursuant to Section 5.11 in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Major Default” shall mean, with respect to the Borrower only, any Event of Default under Sections 8.1(a), (b), (c) insofar as it relates to a Major Representation, (f), (h), (i), (j) and (n).

“Major Representations” shall mean the representations with respect to the Borrower set forth in Sections 4.1, 4.2, 4.3(a), 4.4(b), 4.6, 4.18 and 4.19.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of: (a) the Borrower or (b) the Loan Parties, taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Maturity Date” shall mean the earliest of: (i) November 28, 2016, (ii) the date that is 60 days immediately following the Closing Date or (iii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized Losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “Unrealized Profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.4(b).

“Obligations” shall mean all indebtedness, obligations, liabilities and other amounts owing by the Borrower to the Administrative Agent and any Lender and, only with respect to Hedging Transactions, any Affiliate of the Administrative Agent or any Lender, pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations under letters of credit, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean: (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Ordinary Shares” shall mean equity interests with the same characteristics as “common stock”.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made by, or on behalf of, the Borrower hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patriot Act” shall have the meaning set forth in Section 10.13.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by operation of law in the ordinary course of business for material amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any other Loan Party is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Subsidiary Loan Parties, taken as a whole;

(vii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any other Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(viii) purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings arising in the ordinary course of business; and

(ix) Liens securing the Obligations;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the Obligations).

“Permitted Investments” shall mean cash and Cash Equivalents.

“Permitted Liens” shall have the meaning set forth in Section 7.2.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).

“Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) whose Parent Company or a financial institution affiliate thereof has notified the Administrative Agent, or has stated publicly, that such Person will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement unless such failure is based on such Person’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Pre-Term Loan Funding Date Cash Redemptions” shall mean the aggregate amount of cash redemptions of the Capital Stock of the Borrower made after the Agreement Date and prior to the Closing Date.

“Pro Rata Share” shall mean with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Term Loan Commitment (or if the Term Loan Commitments have been terminated or expired, such Lender’s outstanding Term Loans), and the denominator of which shall be the sum of all Term Loan Commitments of all Lenders (or if the Term Loan Commitments have been terminated or expired, the outstanding Term Loans of all Lenders).

“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Fund” shall mean, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, attorneys, accountants, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required AAPC Cash Component” shall mean an amount equal to (i) $80,764,435, less (ii) the aggregate transaction costs and expenses paid or payable in cash in connection with this Agreement and the TLA Acquisition on or after the Agreement Date, less (iii) the Pre-Term Loan Funding Date Cash Redemptions, less (iv) the deferred underwriting discounts and commissions in the sum of $3,018,750 payable to Citigroup Global Markets Inc. pursuant to the Trust Agreement; provided, however that in no event shall the Required AAPC Cash Component be less than $35,500,000.

“Required Lenders” shall mean, at any time, Lenders then holding more than fifty percent (50%) of the Term Loan Commitments (or if the Term Loan Commitments have expired or terminated, more than fifty percent (50%) the outstanding Term Loans) at such time; provided, however, that, in each case, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Term Loan Commitments (or outstanding Term Loans) shall be excluded for purposes of determining Required Lenders.

“Required Loan Component” shall mean an amount equal to (i) the aggregate amount of cash consideration that the Borrower is required to pay under the TLA Transaction Documents based on those shareholders of the Target that accept partial cash consideration, less (ii) the Required AAPC Cash Component.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation or formation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Loan Party, the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a managing director of such Loan Party or such other representative of such Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall have the meaning set forth in Section 7.4.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheme” shall mean a court-sanctioned scheme of arrangement of the Target under Part 26 of the Companies Act 2006 in connection with the TLA Acquisition substantially on the terms set out in the Scheme Press Release, as such scheme may from time to time be amended, added to, revised, renewed or waived as permitted in accordance with this Agreement.

“Scheme Circular” shall mean the circular to be issued by the Target to the Target’s shareholders setting out the terms of the Scheme.

“Scheme Date” shall mean the date on which the Scheme becomes effective in accordance with its terms.

“Scheme Press Release” shall mean the press announcement to be issued by or on behalf of the Borrower and/or the Target announcing the terms of the Scheme pursuant to Rule 2.7 of the Takeover Code.

“Scheme Proxy” shall mean each proxy form entered into by any person or institution voting in respect of the Scheme, and Scheme Proxies means all of them.

“Scheme Resolutions” shall mean the shareholder resolutions referred to and in the form set out in the proxy statement in connection with the TLA Acquisition.

“Security Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Borrower and all Subsidiaries of the Borrower in favor of the Administrative Agent for the benefit of the Lenders.

“Security Agreement Supplement” shall mean each supplement substantially in the form of Exhibit C to the Security Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, each Security Agreement Supplement, the UK Pledge Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto, pursuant hereto or pursuant to Section 5.11 and/or Section 5.12.

“Sponsor Group” means AAP Sponsor (PTC) Corp. and the directors and officers of the Borrower as of the Agreement Date.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean any Subsidiary that executes, or otherwise becomes a party to, the Security Agreement.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Takeover Code” shall mean the Takeover Code issued by the UK Panel on Takeovers and Mergers from time to time.

“Target” shall mean TLA Worldwide Plc, a company incorporated under the laws of England & Wales with company number 07741649 and registered address at 100 Fetter Lane, London, EC4A 1BN.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Availability Period” shall mean, the period commencing on the Agreement Date and ending on the earlier of:

(a) the date which is 15 days after the date the court order in relation to the Scheme is filed with the Registrar of Companies in accordance with section 899 of the Companies Act 2006;

(b) the Term Loan Outside Date; or

(c) the date falling five Business Days after the date on which the Scheme lapses, terminates, is withdrawn or is rejected by the court.

“Term Loan Commitments” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder pursuant to the terms hereof. As of the Agreement Date, the aggregate principal amount of all Lenders’ Term Loan Commitments equals $24,500,000 as set forth on Schedule I.

“Term Loan Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of the Term Loan Commitment of such Lender in substantially the form of Exhibit D hereto.

“Term Loan Outside Date” shall mean September 28, 2016.

“Term Loans” shall mean a term loan funded during the Term Loan Availability Period pursuant to Section 2.2 and Section 3.2.

“TLA Acquisition” shall mean the acquisition by the Borrower of the Target pursuant to the Scheme, including the TLA-BVI Merger.

“TLA Borrowers” shall mean the “Borrowers” as defined in the TLA Credit Agreement.

“TLA-BVI” shall mean a newly formed company organized under the laws of the British Virgin Islands which is a wholly-owned Subsidiary of the Target and shall receive all of the assets and liabilities of the Target in connection with the Scheme.

“TLA-BVI Merger” shall mean the merger of the Borrower with TLA-BVI, with the Borrower as the surviving entity pursuant to the Scheme.

“TLA Credit Agreement” shall mean that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 4, 2015, by and among the TLA Borrowers, TLA Acquisitions Limited, the lenders party thereto and SunTrust Bank, as administrative agent, as amended, restated, supplemented or modified from time to time.

“TLA Subsidiary Loan Parties” shall mean the “Subsidiary Loan Parties” as defined in the TLA Credit Agreement.

“TLA Transaction Documents” means each of the Scheme Press Release, the Scheme Circular, the Scheme Resolutions, the Scheme Proxies and any other document designated as a “TLA Transaction Document” by the Administrative Agent and the Borrower.

“Trademarks” shall mean, as to any Person, all of the following, now owned or hereafter acquired by such Person or in which such Person has or acquires any such rights, priorities and privileges, including, without limitation, all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all Proceeds and damages therefrom, whether arising under United States, multinational or foreign laws or otherwise: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof and (iii) all goodwill associated with or symbolized by any of the foregoing.

“Trust Agreement” shall mean that certain Trust Agreement between the Borrower and Continental Stock Transfer & Trust Company dated April 28, 2015.

“Type”, when used in reference to a Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UCC” shall mean the Uniform Commercial Code as an effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCC Filing Collateral” means Collateral, excluding Stock Certificates (as defined below), consisting solely of assets for which a security interest can be perfected by filing a UCC financing statement.

“UK Pledge Agreement” means that certain Charge Over Shares dated as of the Agreement Date, by and between the Borrower and SunTrust Bank, as Administrative Agent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title W of ERISA.

Section 1.2 Classifications of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”).

Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower and its Subsidiaries last delivered to the Administrative Agent in connection with this Agreement).

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) the words “hereof’, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof; (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in ARTICLE IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 3.2(f) and the qualifier “in any material respect” contained in Section 8.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.

Article II

AMOUNT AND TERMS OF THE TERM LOAN COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make Term Loans to the Borrower, on or after the Agreement Date in accordance with Section 2.2(b), in a principal amount not exceeding such Lender’s Term Loan Commitment.

Section 2.2 Term Loan Commitments.

(a) Term Loan Facility. Subject to the terms and conditions set forth herein, each Lender having a Term Loan Commitment severally agrees to make Term Loans, in one single advance, during the Term Loan Availability Period in an aggregate principal amount not to exceed the lesser of (x) the Term Loan Commitment of such Lender and (y) such Lender’s Pro Rata Share of the Required Loan Component; provided, however, that Term Loans may not be repaid and then reborrowed. Each Lender’s Term Loan Commitment shall expire on the earlier of (i) the Term Loan Outside Date or (ii) the initial funding of the Term Loan.

(b) Procedure for Term Loan Borrowing. No Term Loans shall be requested for funding earlier than three Business Days (or such shorter period as the Administrative Agent may approve) after the delivery of a written request to the Administrative Agent, which shall be provided no later than 12:00 p.m. in substantially the form attached hereto as Exhibit 2.2(b) (a “Notice of Borrowing”) in respect of such Term Loans. The Administrative Agent shall promptly notify each Lender of any requested Term Loans. Any Term Loans shall be funded on the date specified by the Borrower in the Notice of Borrowing Closing Date, which shall be in any event on or after the date of satisfaction of the applicable conditions precedent set forth in Sections 3.1 and 3.2 hereof; provided, however, the Notice of Borrowing shall be delivered (x) prior to 12:00 p.m. one (1) Business Day prior to the Closing Date with respect to a Base Rate Borrowing and (y) prior to 12:00 p.m. three (3) Business Days prior to the Closing Date with respect to a Eurodollar Borrowing. Not later than 12:00 p.m., on the Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall, upon receipt of the respective amount for each Lender, credit the account of the Borrower on the books of such office of the Administrative Agent, with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

(c) Amount of Term Loan. The Term Loan shall be funded in one single advance on the Closing Date. Any portion of the Term Loan Commitments not funded in accordance with the Notice of Borrowing on the Closing Date shall automatically terminate.

Section 2.3 Funding of Borrowings.

(a) Each Lender will make available each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office. The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall promptly (and in any event within one (1) Business Day) pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.4 Interest Elections; Reliance on Notices.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.4. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.4, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 12:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 12:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall be in a minimum amount of $500,000 and integral multiples of $50,000.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing or similar notice reasonably believed by the Administrative Agent and the Lenders to be genuine. The Administrative Agent and the Lenders may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Administrative Agent or such Lender has actual knowledge to the contrary.

Section 2.5 Repayment of Term Loans. The Borrower shall repay all outstanding Term Loans on the Maturity Date.

Section 2.6 Evidence of Indebtedness.

Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Term Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.4, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.4, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Term Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

Section 2.7 Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.17(a); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.15. Each optional prepayment of a Borrowing shall be applied ratably to the Term Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to the remaining principal installments on a pro rata basis.

Section 2.8 Mandatory Prepayments.

(a) Following the Closing Date, immediately upon receipt by the Borrower of proceeds of any dividend or distribution (or if any such proceeds are received by the Borrower in the period after the Completion Date and on or before the Closing Date, immediately after the Closing Date), the Borrower shall prepay the Term Loans in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with paragraph (c) immediately below.

(b) Following the Closing Date, if the Borrower or any of its Subsidiaries incur or issue, as applicable: (i) any Indebtedness for borrowed money, or (ii) equity securities, then immediately following the date of receipt of the proceeds thereof (or if any such proceeds are received by the Borrower after the Completion Date and on or before the Closing Date, immediately after the Closing Date), the Borrower shall prepay the Term Loans in an amount equal to all such proceeds received therefrom, in each case, net of underwriting discounts and commissions and other reasonable out-of-pocket costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with paragraph (c) immediately below.

(c) Any prepayments made by the Borrower pursuant to clauses (a) or (b) of this Section 2.8 shall be applied by the Administrative Agent as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective Pro Rata Shares of such fees and expenses; third to interest then due and payable on the Term Loans made to the Borrower, pro rata to the Lenders based on their respective Term Loan Commitments; and fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Term Loan Commitments.

Section 2.9 Interest on Term Loans.

(a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Term Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b) Notwithstanding clause (a) above, if an Event of Default has occurred and is continuing, the Borrower shall pay interest (“Default Interest”), with respect to all Eurodollar Loans, at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period and thereafter and, with respect to all Base Rate Loans and all other Obligations hereunder (other than Term Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.

(c) Interest on the principal amount of all Term Loans shall accrue from and including the date such Term Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Maturity Date, as the case may be. Interest on any Term Loan which is converted into a Term Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder pursuant to the terms of this Agreement and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10 Fees.

(a) The Borrower shall pay to: (i) the Administrative Agent for its own account and (ii) SunTrust Bank for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent or SunTrust Bank, including pursuant to the Fee Letter.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Term Loan Commitment a commitment fee, which shall accrue at the Applicable Percentage per annum on the daily amount of the unused Term Loan Commitment of such Lender until the last day of the Term Loan Availability Period.

(c) Accrued fees under paragraph (b) above shall be payable quarterly in arrears each Installment Date from the Agreement Date through the last day of the Term Loan Availability Period, commencing on the first such date to occur after the Agreement Date, and on the last day of the Term Loan Availability Period (provided that the payment falling due on June 30, 2016 shall be deferred until the earlier of the Closing Date or September 28, 2016).

(d) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (b) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.17 will automatically be deemed adjusted to reflect the provisions of this Section.

Section 2.11 Computation of Interest and Fees. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.12 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received written notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue or convert outstanding Term Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Term Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Term Loans in accordance with this Agreement.

Section 2.13 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue or convert outstanding Term Loans as or into Eurodollar Loans, shall be suspended. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax); or

(iii) impose on any Lender or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made or held by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender to the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or the Parent Company of such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of the Parent Company of such Lender with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Parent Company of such Lender for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.15 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion (even though involuntary) or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any actual loss, cost or expense incurred by such Lender attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.15 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.16 Taxes.

(a) Except as required by law, any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with reasonable evidence of such payment, as applicable, delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall, to the extent available to the Borrower, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

(i) Without limiting the generality of the foregoing,

(A) each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 Ed, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate stating that (1) the Foreign Lender is not a bank for purposes of Code Section 88 1 (c)(3)(A); (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code Section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code Section 881 (c)(3)(C); or (iv) such other Internal Revenue Service forms as may reduce the amount of withholding tax imposed on payments to the Foreign Lender, including Forms W-8 IMY or W-8 EXP (including appropriate attachments thereto);

(B) except to the extent a Lender is an “exempt recipient” as defined in Section 1.6049-4(c)(1)(ii) of the U.S. Federal Income Tax Regulations, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender may deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender shall deliver to the Borrower and the Administrative Agent such forms as described in this Section 2.16(e) on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each such Lender shall promptly notify the Borrower and the Administrative Agent in writing at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by them hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.14, Section 2.15 and Section 2.16 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder to the Administrative Agent or the applicable Lenders, such funds shall be applied (i) first, to the fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iv) fourth, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) The Administrative Agent will promptly distribute amounts due hereunder to the Lenders from the Borrower only after such amounts have been paid by the Borrower to, and receipt thereof has been confirmed by, the Administrative Agent.

Section 2.18 Defaulting Lenders.

(a) If any Lender becomes, and during the period it remains, a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement, except as otherwise provided herein, any amount paid by any Loan Party for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Term Loan Commitment at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, third, if so determined by the Administrative Agent and the Borrower, to be held in a segregated non-interest bearing account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement, fourth, to the payment of any amounts owing to any Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and, sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will purchase at par such portion of outstanding Term Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the outstanding Term Loans of the Lenders to be on a pro rata basis in accordance with their respective Term Loan Commitments whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Term Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder.

Section 2.19 Mitigation of Obligations. If any Lender requests compensation under Section 2.14, or if the Borrower are required to pay any additional amount or an indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.20 Substitution of Lender; Removal of Lender.

(a) If (i) the obligation of any Lender to make or to convert or continue outstanding Term Loans as or into Eurodollar Loans has been suspended pursuant to Section 2.13 (unless generally suspended for all Lenders), (ii) any Lender has demanded compensation under Section 2.14 or Section 2.16 of amounts which are materially in excess of corresponding amounts, if any, demanded by the other Lenders generally, (iii) any Lender is a Defaulting Lender or (iv) any Lender fails to provide consent to an amendment or modification requiring the consent of all of the Lenders, but Required Lenders have consented to such amendment or modification, then the Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more lenders, reasonably satisfactory to the Borrower and the Administrative Agent (whose consent shall not be unreasonably withheld or delayed) (collectively, the “Replacement Lender”) to replace the Term Loan Commitments and/or outstanding Term Loans of such Lender where the consent of such Lender would otherwise be individually required, with identical Term Loan Commitments and/or Term Loans provided by the Replacement Lender; provided, that at the time of any replacement pursuant to this Section 2.20, the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to Section 10.4(b) (and with all fees payable pursuant to said Section 10.4(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Term Loan Commitments and outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of: (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender with respect to which such Replaced Lender is being replaced, and (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.10.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.20, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Acceptance on behalf of such Replaced Lender, and any such Assignment and Acceptance so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.20 and Section 10.4. Upon the execution of the respective Assignment and Acceptance and the payment of amounts referred to in clause (a) above, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder.

Article III

CONDITIONS PRECEDENT TO Term LOANS

Section 3.1 Conditions To Effectiveness. This Agreement and the obligations of the Lenders to provide the Term Loan Commitments and make the Term Loan in accordance herewith shall not become effective until the date on which each of the following conditions is satisfied (or waived or modified in accordance with Section 10.2).

(a) The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Agreement Date, including the upfront fee required under the Fee Letter and reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent.

(b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Lenders:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) duly executed Term Loan Notes payable to each Lender requesting Term Loan Notes;

(iii) the Security Agreement and the UK Pledge Agreement, duly executed by the Borrower;

(iv) a certificate of the registered agent of the Borrower attaching copies of the Borrower’s register of directors;

(v) a certificate of the directors of the Borrower attaching and certifying copies of its articles and memorandum of association, and of the resolutions of its board of directors or other governing body, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

(vi) certified copies of the certificate of incorporation of the Borrower, together with certificates of good standing or existence, as may be available from the jurisdiction of organization of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign entity;

(vii) a favorable written opinion of: (A) Gibson, Dunn & Crutcher LLP, counsel to the Borrower, and (B) Ogier, BVI counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(viii) a certificate, in form and substance satisfactory to the Administrative Agent, dated the Agreement Date and signed by a Responsible Officer of the Borrower, that certifies, among other things: (A) no Default or Event of Default exists, (B) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a materiality qualification, in which case such representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change, event or other circumstance of the Borrower, individually or taken as a whole, which has had or could reasonably be expected to have a Material Adverse Effect as of such date, and (D) as of such date, a true, complete and correct copy of the Scheme Press Release has been delivered to the Administrative Agent;

(ix) the results of a recent UCC, tax, judgment and lien searches in respect of the Borrower, and such searches shall reveal no Liens of record;

(x) all information the Administrative Agent and each Lender may request with respect to the Borrower in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and any other “know your customer” or similar laws or regulations; and

(xi) the Fee Letter duly executed by the Borrower.

(c) Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.

Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 3.2 Conditions to the Funding of the Term Loans.

The obligation of each Lender to make the Term Loans is subject solely to the satisfaction or waiver of the following conditions precedent (after giving effect to the funding of such Term Loans):

(a) Completion of the TLA Acquisition. The TLA Acquisition shall have occurred on the terms and conditions set forth in the TLA Transaction Documents.

(b) No Major Defaults. On the Closing Date, no Major Default shall exist or would result from the proposed utilization of the Term Loan. The Major Defaults apply to the Borrower only and not to the Target and its Subsidiaries.

(c) Representations and Warranties. On the Closing Date, after giving effect to the making the Term Loan, the Major Representations shall be true and correct in all material respects. The Major Representations apply to the Borrower only and not to the Target and its Subsidiaries.

(d) Notice of Borrowing. The Borrower shall have delivered the required Notice of Borrowing, including the funds disbursement instructions to the Disbursement Account.

Section 3.3 Limitations During Term Loan Availability Period. Notwithstanding anything to the contrary contained herein, during the Term Loan Availability Period (except for circumstances where, pursuant to Section 3.2, a Lender is not obliged to fund its Term Loan Commitment), none of the Administrative Agent or the Lenders shall be entitled to:

(a) cancel any of its Term Loan Commitment to the extent to do so would prevent or limit the making of the Term Loan in accordance with Section 2.2 and Section 3.2 (a “Term Loan Utilization”);

(b) rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Term Loan Utilization;

(c) refuse to participate in the making of a Term Loan Utilization;

(d) exercise any right of set-off or counterclaim in respect of the proceeds from the Term Loan to the extent to do so would prevent or limit the making a Term Loan Utilization; or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Loan Document to the extent to do so would prevent or limit the making a Term Loan Utilization, provided, that immediately upon the expiry of the Term Loan Availability Period all such rights, remedies and entitlements shall be available to the Administrative Agent and Lender notwithstanding that they may not have been used or been available for use during the Term Loan Availability Period.

Section 3.4 Delivery of Documents.

All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this ARTICLE III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Term Loan Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

Article IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender on the Agreement Date and the Closing Date as follows:

Section 4.1 Existence; Power. The Borrower (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as the case may be, under the laws of the jurisdiction of its organization as set forth on Schedule 4.1 or, in the case of any Person that becomes a Loan Party after the date hereof, in a schedule to the agreements, instruments and other documents delivered pursuant to Section 5.11, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except, in the case of either of clauses (ii) or (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization. The borrowing of the Term Loan and the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which the Borrower is a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and of the other Loan Documents to which it is a party: (a) does not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except: (i) those as have been obtained or made and are in full force and effect and (ii) any action or filings to perfect the Liens and security interests granted under the applicable Loan Documents, (b) will not violate any Requirements of Law applicable to the Borrower or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a breach or default under the TLA Transaction Documents or (d) will not result in a material limitation on any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of the Borrower.

Section 4.4 Financial Statements. (a) The Borrower has furnished to the Administrative Agent and the Lenders the audited consolidated balance sheet of the Borrower as of December 31, 2015 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year. Such financial statements and the financial statements delivered pursuant to clauses (a) and (b) of Section 5.1 fairly present the consolidated financial condition of the Borrower and its Subsidiaries (if any) as of such dates and the consolidated results of operations for such periods, in conformity with GAAP. Since December 31, 2015, there have been no changes with respect to the Borrower which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) On the Agreement Date, there is an amount of at least $80,000,000 held by, in the name of or for the Borrower pursuant to the terms of the Trust Agreement.

Section 4.5 Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower: (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for those matters that could not reasonably be expect to have a Material Adverse Effect, the Borrower: (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) does not know of any basis for any Environmental Liability.

Section 4.6 Compliance with Laws and Agreements. The Borrower is in compliance with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority applicable to them, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All governmental, regulatory, creditor, shareholder and other material consents, approvals, authorizations, registrations, filings and exemptions required or advisable to be made or obtained by the Borrower in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing.

Section 4.7 Investment Company Act, Etc. The Borrower is not: (a) an “investment company” or “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8 Taxes. The Borrower has timely filed or caused to be filed, or have obtained extensions for, all Federal income tax returns and all other material tax returns and other reports that are required by any Requirement of Law to be filed by it and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (including, without limitation, all federal income and social security taxes on employee’s wages and all sales taxes), except where the same are currently being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9 Margin Regulations. None of the proceeds of any of the Term Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U). Following the application of the proceeds of any Term Loan, less than 25% of the value of the assets of the Borrower which are subject to any limitation on sale, pledge or other restriction hereunder taken as a whole have been, and will continue to be, represented by “margin stock” (as defined in Regulation U).

Section 4.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair market value of the assets” of such Plans by more than $250,000. No event has occurred since the issuance of such financial statements that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

(b) Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Requirements of Law. Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as described in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan. No event has occurred which would cause the loss of the qualified status of the Borrower’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter.

(c) With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrower’s financial statements in accordance with Statement of Financial Accounting Standards No. 106.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to an Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither of the Borrower nor ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

Section 4.11 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that the Borrower are required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12 Subsidiaries. As of the Agreement Date, the Borrower has no Subsidiaries. All of the Capital Stock of the Borrower has been duly authorized and validly issued, and is fully paid and non-assessable.

Section 4.13 Reserved.

Section 4.14 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances of employees of the Borrower against the Borrower, or, to the Borrower’s knowledge, threatened against the Borrower, and no significant unfair labor practice, charges or grievances are pending against or affecting the Borrower, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Ownership of Property.

(a) Schedule 4.15(a) lists completely and correctly, as of the Agreement Date, all real property owned or leased by the Borrower and the addresses thereof. The Borrower has good title to, or valid leasehold interests in, all of its real and material personal property set forth on Schedule 4.15(a) or purported to have been acquired by the Borrower after the Agreement Date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those Liens permitted by Section 7.2. All leases that individually or in the aggregate are material to the business or operations of the Borrower are valid and subsisting and are in full force.

(b) The Borrower owns, or is licensed, or otherwise has the right, to use, all registered patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Borrower are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

Section 4.16 Sanctions. Neither the Borrower nor, to the knowledge of the Borrower, any of its directors, officers, employees or agents, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) is a Sanctioned Person or (iii) located, organized or resident in a Sanctioned Country.

Section 4.17 Patriot Act. The Borrower and each of its Affiliates is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of any Term Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.18 Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Term Loans under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.19 TLA Transaction Documents. As of the Agreement Date, the Borrower has furnished to the Administrative Agent true, complete and correct copies of the TLA Transaction Documents in existence as of the Agreement Date. Such TLA Transaction Documents have not subsequently been amended, supplemented, or modified in any which would materially and adversely affect the interests of the Lenders (as a whole, and in their capacity as such) unless such action is required by the Takeover Code, the UK Panel on Takeovers and Mergers or any other regulatory authority or is otherwise made with the consent or approval of the Administrative Agent.

Section 4.20 Security Documents.

(a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, in which a security interest may be created under the Delaware Uniform Commercial Code as in effect from time to time, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by principles of equity, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements with appropriate offices, the filings of grants of security in Intellectual Property with the United States Patent and Trademark Office, the filing of particulars of the security with the Registry of Corporate Affairs in the British Virgin Islands, the notation of Liens on certificates of title for assets subject to certificate of title statutes, the execution of appropriate control agreements and the delivery of certificated securities and instruments to the Administrative Agent) a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Security Agreement) and the proceeds thereof, and, when such Collateral is delivered to the Administrative Agent, together with stock powers duly executed in blank and particulars thereof are filed with the Registry of Corporate Affairs in the British Virgin Islands, the Lien granted pursuant to Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

Section 4.21 Anti-Corruption Laws. The Borrower has conducted its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar and applicable anti-corruption legislation or laws in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Article V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains unpaid or outstanding (other than contingent indemnity obligations with respect to then unasserted claims):

Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Marcum LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated and consolidating basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of the Borrower, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto and (ii) a written discussion and analysis by the Borrower’s management of the results reflected in the financial statements furnished in respect of such period, including a comparative analysis of actual results relative to budget;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange or the London Stock Exchange, or distributed by the Borrower to its members or equity holders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (and, in any event, not later than three (3) Business Days after a Responsible Officer of the Borrower becomes aware thereof) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any other Loan Party which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party in an aggregate amount exceeding $250,000;

(d) the occurrence of any event or any other development by which the Borrower or any other Loan Party (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(e) the occurrence of any default or event of default, or the receipt by the Borrower or any other Loan Party of any written notice of an alleged default or event of default, with respect to any Indebtedness of the Borrower or any other Loan Party;

(f) the (i) issuance of or entry into, (ii) termination or (iii) breach, amendment or modification in any respect by any Loan Party of the TLA Transaction Document;

(g) (i) any Lien or claim made or asserted against any of the Collateral that is not expressly permitted by the terms of this Agreement or (ii) the occurrence of any other event which would have an adverse effect on: (A) the aggregate value of the Collateral, taken as a whole, or (B) the validity, perfection or priority of the Security Interests (as defined in the Security Agreement) in any material respect;

(h) in the event a dispute arises between any Account Debtor and Loan Party in connection with any amounts due and owing in excess of $250,000 in the aggregate, such Loan Party shall provide the Administrative Agent with written notice thereof, promptly after such Loan Party’s learning thereof, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy;

(i) any facts, events or occurrences which in any way impair the validity or enforceability of any material accounts receivable or could reasonably be expected to reduce the amount payable thereunder as shown in the books and records and any invoices, statements and other reports delivered to the Administrative Agent with respect thereto;

(j) the receipt by any Loan Party of any notice of proceedings or actions which are threatened or pending against any material Account Debtor, which is reasonably likely to result in any adverse change in such Account Debtor’s financial condition, or any Loan Party obtaining knowledge of any Account Debtor becoming unable to generally pay its debts as they become due;

(k) at any time on or after the Closing Date, any other items required to be delivered under the TLA Credit Agreement; and

(l) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4 Compliance with Laws, Etc. The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all of its material obligations and liabilities (including, without limitation, all taxes, assessments and other government charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) failure to make payment pending such contest, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Books and Records. The Borrower will, and will cause each other Loan Party to, keep books of record and account in which complete entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and the other Loan Parties in conformity with GAAP. The principal records and books of account of each Loan Party, including those concerning the Collateral, shall be kept at the chief executive office of such Loan Party set forth on Schedule 5.6. Neither the Borrower nor any other Loan Party will move such records and books of account or change its chief executive office or the name under which it does business without (a) giving the Administrative Agent at least 30 days’ prior written notice, and (b) executing and delivering, or authorizing the filing by the Administrative Agent of, financing statements reasonably satisfactory to the Administrative Agent prior to such move or change.

Section 5.7 Visitation, Inspection, Etc. The Borrower will, and will cause each other Loan Party to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at the expense of the Borrower and the other Loan Parties and at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required and all such visits shall be at the cost and expense of the Borrower and the other Loan Parties.

Section 5.8 Maintenance of Properties; Insurance. The Borrower will, and will cause each other Loan Party to, (a) keep and maintain all assets and property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty loss and condemnation excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of the other Loan Parties, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times name Administrative Agent (i) as additional insured on all liability policies of the Borrower and the other Loan Parties and (ii) as lender loss payee, in the case of each casualty insurance policy of the Borrower and the other Loan Parties. On the Agreement Date and from time to time thereafter deliver to the Administrative Agent promptly upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 5.9 Use of Proceeds. The Borrower will use the proceeds of all Term Loans as follows: (a) to pay fees and expenses associated with the transaction contemplated by this Agreement and the TLA Acquisition and (b) to fund the cash consideration required by the Borrower to consummate the TLA Acquisition. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.10 Post-Closing. The Borrower shall execute and deliver the documents and complete the tasks set forth below within the time limits specified below:

(a) Within 2 Business Days of funding the Term Loans, the Administrative Agent shall have received the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Security Agreement and UK Pledge Agreement (collectively, the “Stock Certificates”), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(b) Within two (2) Business Days after the funding of the Term Loan, the Administrative Agent shall have received evidence that the transfer of the shares of Capital Stock pledged pursuant to the UK Pledge Agreement has been recorded in the register of members and the UK Pledge Agreement has been registered with the appropriate government authorities in the British Virgin Islands, to the extent customarily required to perfect or maintain the security created thereby.

(c) Within 15 days after the Closing Date, the Administrative Agent shall have received certificates of insurance issued on behalf of insurers of the Borrower describing in reasonable detail the types and amounts of insurance (property and liability), if any, maintained by such parties, including coverage of all tangible Collateral, naming the Administrative Agent, on behalf of the Lenders, as lenders’ loss payee or additional insured, as appropriate.

(d) After the Completion Date, if an Acceptable TLA Credit Agreement Amendment is in full force and effect, the Borrower shall cause the TLA Borrowers to request a delayed-draw term loan under the TLA Credit Agreement in an amount necessary to repay the outstanding Obligations in full (but not in excess of such amount). The proceeds of such delayed-draw term loan shall be used to make an intercompany loan or distribution to AAPC the sole purpose of which will be to repay the outstanding Obligations, with such repayment to be made within five (5) Business Days of the Closing Date.

Section 5.11 Additional Subsidiaries; After-Acquired Property.

(a) If any Subsidiary is acquired or formed by the Borrower or any of its Subsidiaries after the Agreement Date (including, without limitation, pursuant to the TLA Acquisition), the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within five (5) Business Days of the acquisition or formation of such Subsidiary, will cause such Subsidiary to become a Subsidiary Loan Party. A Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a joinder to the Security Agreement in the form of the Security Agreement Supplement and/or otherwise granting the Administrative Agent, on behalf of the Lenders, a perfected security interest in “all assets” of such Subsidiary (but excluding any Excluded Property), accompanied by: (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), and (iii) such other documents as the Administrative Agent may reasonably request for the purposes of effecting the intent of this paragraph. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Security Agreement, except as expressly provided herein or therein. For the avoidance of doubt, the Borrower shall not acquire or form any direct Subsidiaries (other than the Target) after the date hereof.

(b) In addition to the requirements in Section 5.11(a), such Person shall, within five (5) Business Days, also pledge, or cause any Person that is a Loan Party owning Capital Stock of such Person to pledge (and each Loan Party that owns, or shall hereafter own, such Capital Stock hereby agrees to pledge), all Capital Stock of such Person to the Administrative Agent as security for the Obligations by executing and delivering a joinder to the Security Agreement in the form of the Security Agreement Supplement, and, if applicable, by delivering the original stock certificates evidencing such Capital Stock to the Administrative Agent, together with appropriate stock powers executed in blank.

(c) The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant. preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests created or intended to be created by the Security Documents. In addition, from time to time, each Loan Party will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Subsidiary Loan Parties (including all other property, whether real or personal, and all key man life insurance policies acquired subsequent to the Agreement Date)). Such security interests and Liens will be created under the Security Documents and, upon the request of the Administrative Agent, other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice (but in any event within five (5) Business Days) to the Administrative Agent of the acquisition by the Borrower or any of the Subsidiary Loan Parties of any real property (or any interest in real property, fee or leasehold) having a value in excess of $250,000 or any key man life insurance policies. Upon the Borrower or any Loan Party acquiring a leasehold interest or fee interest in any real property after the Agreement Date, such party shall obtain property insurance on such real property, as applicable, general liability insurance and any other insurance customary for similar businesses operating in the same or similar locations in accordance with clauses (b) and (c) of Section 5.8 hereof.

Section 5.12 Further Assurances. The Loan Parties agree, upon request of the Administrative Agent, to execute and deliver or cause to be executed and delivered such further instruments, documents and certificates, and to and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 5.13 Anti-Corruption Laws. Each Loan Party shall conduct its, and cause its Subsidiaries to conduct their, business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar and applicable anti-corruption legislation or laws in other jurisdictions and institute and maintain policies and procedures designed to promote and achieve compliance with such Laws.

Article VI

Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains unpaid or outstanding (other than contingent indemnity obligations with respect to then unasserted claims):

Section 6.1 Minimum Cash and Cash Equivalents. At all times prior to the Closing Date, the Borrower shall maintain cash and Cash Equivalents available to satisfy the consideration to be paid by the Borrower in consummating the TLA Acquisition, and the fees and expenses related thereto, in an amount not less than $80,000,000 or such lesser amount as necessary to consummate the TLA Acquisition.

Article VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Term Loan Commitment hereunder or any Obligation remains unpaid or outstanding (other than contingent indemnity obligations with respect to then unasserted claims):

Section 7.1 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness of the Borrower created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1; and

(c) following the Completion Date, Indebtedness of the Target and its Subsidiaries expressly permitted under the TLA Credit Agreement.

The Borrower will not, and will not permit any of its Subsidiaries to, issue any preferred stock or any other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiaries at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the date that is one (1) year after the Maturity Date.

Section 7.2 Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

(a) Liens securing the Obligations created in favor of the Administrative Agent for the benefit of the Lenders;

(b) Permitted Encumbrances;

(c) following the Completion Date, any Liens on any property or asset of the Target and its Subsidiaries expressly permitted under the TLA Credit Agreement; and

(d) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.

Section 7.3 Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, in each case, other than the TLA Acquisition in accordance with the TLA Transaction Documents.

Section 7.4 Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Loan Parties, or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, or any payment of management, consulting or transaction fees (or other fees of a similar nature) or of expense reimbursement to any holder of Capital Stock, whether now or hereafter outstanding (each, a “Restricted Payment”), except (i) Pre-Term Loan Funding Date Cash Redemptions and (ii) Audit Committee Approved Affiliate Fees and Expenses in an aggregate amount not to exceed $1,600,000.

Section 7.5 Restrictive Agreements. The Borrower will not, and will not permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon: (a) the ability of any Loan Party to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary Loan Party, to guarantee Indebtedness of the Borrower or any other Subsidiary Loan Party or to transfer any of its property or assets to the Borrower or any Subsidiary Loan Party; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document and (ii) following the Completion Date, the foregoing shall not apply restrictions and conditions contained in TLA Credit Agreement relating to the Target and its Subsidiaries.

Section 7.6 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person. or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:

(a) Permitted Investments;

(b) Capital Stock of the Target acquired in the TLA Acquisition in accordance with the TLA Transaction Documents; and

(c) following the Completion Date, Investments by the Target and its Subsidiaries permitted under the TLA Credit Agreement.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.6, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 7.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Borrower or any Subsidiary Loan Parties), except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party than could be obtained on an arm’s-length basis from unrelated third parties , (b) following the Completion Date, transactions among the TLA Borrowers and the TLA Subsidiary Loan Parties not involving any other Affiliates and expressly permitted under the TLA Credit Agreement and (c) Audit Committee Approved Affiliate Fees and Expenses.

Section 7.8 Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower (or to qualify directors if required by applicable law), except:

(a) the disposition of Cash Equivalents in the ordinary course of business and to fund the TLA Acquisition; and

(b) following the Completion Date, transfers and dispositions by the TLA Borrowers and the TLA Subsidiary Loan Parties expressly permitted under the TLA Credit Agreement.

Section 7.9 Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than following the Completion Date, Hedging Transactions entered into by the TLA Borrowers and the TLA Subsidiary Loan Parties and expressly permitted under the TLA Credit Agreement.

Section 7.10 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.11 Amendment to Material Documents.

(a) The Borrower will not, and will not permit any of other Loan Party to, amend, modify or waive any of its rights in any manner that is adverse to the interests of the Lenders or the Loan Parties under such Loan Party’s certificate of incorporation, bylaws or other organizational documents.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights or obligations in any manner under the TLA Transaction Documents which would materially and adversely affect the interests of the Lenders (as a whole, and in their capacity as such) unless such action is required by the Takeover Code, the UK Panel on Takeovers and Mergers or any other regulatory authority or is otherwise made with the consent or approval of the Administrative Agent.

Section 7.12 Accounting Changes. The Borrower will not, and will not permit any other Loan Party to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or IFRS, as applicable, or change the Fiscal Year of any such party, except to change the Fiscal Year of a Subsidiary of the Borrower to conform its Fiscal Year to that of the Borrower.

Section 7.13 Lease Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Borrower and its Subsidiaries under such leases or agreements to lease, on a consolidated basis, to exceed $250,000 in the aggregate in any Fiscal Year.

Section 7.14 Government Regulation. Neither the Borrower nor any other Loan Party will (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

Section 7.15 ERISA. The Borrower will not and will not cause or permit any ERISA Affiliate to cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 7.16 Operations of the Borrower. The Borrower shall not (a) own any assets (other than (i) following the Completion Date in accordance with the TLA Transaction Documents, Capital Stock of the Target, and indirectly, the Subsidiaries of the Target or (ii) cash or Cash Equivalents) or (b) engage in any trade or business (other than the performance of its obligations under the Loan Documents, the management of its Investment in the Target and, indirectly, the Subsidiaries of the Target and matters incidental thereto).

Section 7.17 Sanctions. Each Loan Party will not, and will not permit any Subsidiary to, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available any Loan or the proceeds of any Loan to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person or in any Sanctioned Country, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as the Administrative Agent, any Lender or otherwise) of Sanctions.

Section 7.18 Anti-Corruption Laws. Each Loan Party will not, and will not permit any Subsidiary to, use any Loan or the proceeds therefrom for any purpose that would violate the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any similar anti-corruption legislation or laws in any other jurisdiction.

Article VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of the Term Loans when and as the same shall become due and payable, whether at the due date thereof or otherwise; or

(b) the Borrower shall fail to pay any interest on the Term Loans or any fee or any other Obligation (other than an amount payable under clause (a) of this Article), when and as the same shall become due and payable and such failure shall continue unremedied for a period of five (5) days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by the Loan Parties or any representative of the Loan Parties pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower or any other Loan Party shall fail to observe or perform any of their respective covenants or agreements contained in Section 2.8, Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrower’s existence), Section 5.7, Section 5.8(c), Section 5.11, or ARTICLE VII of this Agreement; or

(e) the Borrower or any other Loan Party shall fail to observe or perform any of their respective covenants or agreements contained: (i) in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (ii) in any other Loan Document (after taking into consideration any applicable grace periods), or

(f) (i) the Borrower (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Loan Document or any Security Document or evidences an intention to rescind or repudiate a Loan Document or any Security Document, or (ii) it is or becomes unlawful for the Borrower to perform any of its obligations under the TLA Transaction Documents; or any obligation or obligations of the Borrower under any TLA Transaction Document are not, or cease to be, legal valid binding or enforceable; or any TLA Transaction Document ceases to be in full force and effect, in each case which has a material adverse effect on the interests of the Lenders, taken as a whole, under the Loan Documents; or

(g) the Borrower or any Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any Indebtedness (other than under this Agreement or the Term Loan Notes) owed to any Lender or to any other Person, in each case, in an amount greater than $250,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (and for purposes of determining the amount of attributed Indebtedness under this clause (g) from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations); or

(h) the Borrower or any Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Loan Party or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any Loan Party shall become unable to pay, or shall admit in writing its inability to pay, its debts as they become due; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the other Loan Parties in an aggregate amount exceeding $250,000; or

(l) any judgment or order for the payment of money in excess of $750,000 in the aggregate not covered by insurance and for which the applicable insurer shall have acknowledged in writing that such claim or payment is insured shall be rendered against the Borrower or any Loan Party, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or the judgment or order has not been satisfied, discharged or vacated; or

(m) any non-monetary judgment or order shall be rendered against the Borrower or any Loan Party that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or the judgment or order has not been satisfied, discharged or vacated; or

(n) a Change in Control shall occur or exist; or

(o) the Borrower or any Subsidiary Loan Party shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of the Borrower and the other Loan Parties and such order shall continue in effect for more than thirty (30) days; or

(p) the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Borrower or any other Loan Party, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrower or any other Loan Party to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(q) any provision of the guaranty in Section 2 of the Security Agreement shall for any reason cease to be valid and binding on, or enforceable against any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Guarantee thereunder other than as expressly permitted by the Loan Documents; or

(r) if the Borrower or any other Loan Party refuses to permit the Administrative Agent or any other Lender to inspect, examine, verify or audit the Collateral as required by the provisions of this Agreement or the Security Agreement; or

(s) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except for Permitted Liens or as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except (i) to the extent that any such loss results solely from the actions or the failure to act of the Administrative Agent or (ii) as expressly permitted in connection with the Loan Documents; or

(t) any “Event of Default” shall have occurred and be continuing (beyond any applicable period of grace, if any, therein provided) under any other Loan Document (other than this Agreement)

(u) following the Closing Date, any “Event of Default” shall have occurred and be continuing (beyond any applicable period of grace, if any, therein provided) under the TLA Credit Agreement; or

then, and in every such event (other than an event with respect to the Borrower or any Loan Party described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower take any or all of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, whereupon the Term Loan Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Term Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders during the existence of an Event of Default shall be applied as follows:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees due and payable to the Lenders under Section 2.10 of this Agreement and all interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to all other Obligations until the same shall have been paid in full; and

(f) to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.

Article IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Affiliates of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Loan Party that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of the Term Loan Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Loan Party or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower; provided, that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 30 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this ARTICLE IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8 Authorization to Execute other Loan Documents; Collateral.

(a) Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) and to take all action contemplated by such Loan Documents. Each Lender agrees (except to the extent provided in Section 9.7(b) following the resignation of the Administrative Agent) that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.

(b) In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.

(c) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Term Loan Commitments and payment and satisfaction of all of the Obligations or the transactions contemplated hereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) upon the release of a Subsidiary from the guaranty made in accordance with Section 2 of the Security Agreement or Lien granted by a Subsidiary in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) upon the release of any Lien on any assets which are transferred or disposed of in accordance with the terms of this Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this clause.

(d) Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred or subjected to a Lien in accordance with such Sections; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Guarantor) in respect of all interests retained by the Borrower or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Section 9.9 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.10 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Article X

MISCELLANEOUS Section

Section 10.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower or any Subsidiary of the Borrower:	Atlantic Alliance Partnership Corp. c/o Lepe Partners LLP 17 Old Court Place London, W8 4PL Attn: Jonathan Goodwin Telephone Number: +44 (0)20 7938 5810

with a copy to:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Attn: Aaron F. Adams, Esq. Telephone Number: (212) 351-2494 Fax Number: (212) 351-6245

To the Administrative Agent:	SunTrust Bank Agency Services 303 Peachtree Street Atlanta, Georgia 30308 Attn: Derarus Lowe Fax Number: (404) 813-0017

with a copy to:	SunTrust Bank 303 Peachtree Street, 32nd Floor Atlanta, Georgia 30308 Attn: Michael Vegh Fax Number: (404) 658-4224

with a copy to:	King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 Attn: Carolyn Zander Alford, Esq. Telephone Number: (404) 572-3551 Fax Number: (404) 572-5135

To a Lender:	To such Lender’s address or telecopy number, as applicable, as set forth on such Lender’s signature page hereto or such Lender’s assignment agreement

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone, facsimile or other electronic transmission is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Term Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II unless such Lender and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall, without the consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby: (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, provided that any waiver of default interest shall require the consent only of the Required Lenders, (iii) postpone the date fixed for any scheduled payment of any principal (excluding any mandatory prepayment) of, or interest on, any Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Loan Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrower or any material guarantor or limit the liability of the Borrower under the Loan Documents or any such material guarantor under any guaranty agreement, without the written consent of each Lender, except as otherwise permitted by Section 9.8(c); (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; (viii) subordinate the Term Loans to any other Indebtedness without the consent of all Lenders, or (ix) increase the aggregate of all Term Loan Commitments without the consent of all of the Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (I) the Term Loan Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (II) subject in all respects to Section 2.18, no amendment or waiver shall reduce the principal amount of any Term Loan or reduce the rate of interest on any Term Loan, in each case, owing to a Defaulting Lender, without the consent of such Defaulting Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Section 10.3 Expenses; Indemnification.

(a) The Borrower or the other Loan Parties shall pay: (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, as applicable, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the exercise of any rights provided hereunder or the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) The Borrower shall indemnify the Administrative Agent (and any subagent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, liabilities, claims, damages and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any other Person arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any other Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrower to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Term Loan or the use of proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.4(b)(i)(A), the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans and outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, that the Borrower shall be deemed to have consented to any such lower amount unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Loan Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Term Loan Commitments on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition, the consent of: (A) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (B) so long as no Default or Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent: (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.16 if such assignee is a Foreign Lender.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Assignment Prior to Closing Date. Notwithstanding any other provision of this Agreement to the contrary, (i) no Lender party to this Agreement on the Agreement Date shall be released, relieved or novated from its obligations hereunder (including its obligation to fund the Term Loan on the Closing Date) in connection with assignment made prior to the Closing Date and (ii) the Lenders party to this Agreement on the Agreement Date shall retain exclusive control over all rights and obligations with respect to their respective Term Loan Commitments, including all rights with respect to consents, modifications, supplements and amendments, until the funding of the Term Loan has occurred.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount (and stated interest thereon) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon (other than any waiver or reduction of any increase in the interest rate pursuant to Section 2.9(b)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the date fixed for any scheduled payment of any principal (excluding any mandatory prepayment) of, or interest on, any Term Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Term Loan Commitment, without the written consent of each Lender directly affected thereby, (iv) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (v) release the Borrower or any material guarantor or limit the payment obligations of the Borrower under the Loan Documents or any such material guarantor under any guaranty agreement in any material respect, without the written consent of each Lender, except as otherwise permitted by Section 9.8(c); (vi) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; (vii) subordinate the Term Loans to any other Indebtedness without the consent of all Lenders, or (viii) increase the aggregate of all Term Loan Commitments without the consent of all of the Lenders. Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, any state court of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waive any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender, as the case may be, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any other Loan Party to such Lender.

Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 10.9 Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Term Loan Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, and Section 10.3 and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans and the Term Loan Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the other Loan Documents or in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Term Loans.

Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of any and all non-public, confidential or proprietary information, identified to the Administrative Agent and the Lenders as such, of or relating to the Borrower or any other Loan Party and their respective businesses, operations, finances or strategies (“Confidential Information”). For purposes of this Section, Confidential Information shall not include: (1) information that was already known to the recipient without an obligation of confidentiality to the Borrower or any other Loan Party with respect to such information, (2) information that was obtained from a third party who was not known to the Administrative Agent or such Lender to be under an obligation of confidentiality to the Borrower or any other Loan Party with respect to such information, and (3) information that is or becomes publicly available, other than through a breach of this Section by the Administrative Agent or any Lender or any Participant or any of their respective representatives, employees or agents. Notwithstanding the foregoing, Confidential Information may be disclosed (i) to any officer, director, agent, affiliate or representative of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors; provided, however, that such Person shall agree to be bound by the confidentiality provisions set forth in this Section with respect to such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent necessary in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the prior written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information, but in no event less than a reasonable degree of care.

Section 10.12 Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither they nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.13 Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which may be treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.16 No Advisory or Fiduciary Relationship. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waive and release any claims that they may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Obligations with Respect to Loan Parties. The obligations of the Borrower to direct or prohibit the taking of certain actions by other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 10.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.19 Limited Waiver of Change of Control under TLA Credit Agreement. Notwithstanding anything to the contrary contained in the TLA Credit Agreement, SunTrust Bank, in its capacity as a lender and the administrative agent under the TLA Credit Agreement, hereby waives any default or event of default under the TLA Credit Agreement that results solely from the TLA Acquisition. Such waiver shall only be effective from the Agreement Date through the date that is five (5) Business Days immediately following the Closing Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

Atlantic Alliance Partnership Corp.

By:	/s/ Jonathan Mitchell
Name: Jonathan Mitchell
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

SUNTRUST BANK,
as Administrative Agent and as a Lender

By:	/s/ Michael Vegh
Name: Michael Vegh
Title: Director

[Signature Page to Credit Agreement]